EXHIBIT 10.2
EMPLOYMENT AGREEMENT
     This Agreement is made and entered into as of the 4th day of May, 2010 (the “Effective Date”), between CNB Bank, Inc., a West Virginia banking corporation (the “Company”) and Kevin L. Starliper (the “Executive”).
RECITALS
The Company desires to retain the Executive and the Executive desires to accept employment with the Company under the terms and provisions set forth below.
AGREEMENT
NOW THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement, the Company and the Executive agree as follows:
1. Term. The Term of this Agreement shall be for a period of one year commencing as of the 1st day of January, 2010, and ending on the 31st day of December, 2010 (the “Initial Period”). Thereafter, this Agreement shall be automatically self-renewing for one-year Renewal Periods unless either party provides the other with notice of non-renewal at least ninety (90) days prior to the expiration of the current term. The Initial Period and any Renewal Period(s) are herein referred to collectively as the “Employment Period”. Notwithstanding anything to the contrary contained herein, the Employment Period is subject to termination pursuant to Section 5. If the Company, or its parent holding Company, CNB Financial Services, Inc. (the “Parent Company”), should be acquired or taken over during the term of this Agreement or any renewal hereof, then the term of this Agreement, or the applicable Renewal Period, shall be automatically extended for a period of eighteen months from the date of the acquisition or takeover. For purposes of this section the terms “acquired” or “taken over” shall mean: (1) the acquisition by another company of a majority of the shares of the common stock of the Parent Company, (2) the merger of the Company or the Parent Company with another financial institution, which shall issue its own stock in exchange for the surrender of the common stock of the Company or the Parent Company.
2. Employment. The Company agrees to employ and engage the services of the Executive during the Employment Period as Senior Vice-President and Chief Lending Officer of the Company, its parent holding Company, CNB Financial Services, Inc. (the “Parent Company”), and any other subsidiary company or affiliated company of the Company or its Parent Company (the “Affiliated Companies”), of which there are none at the time of the making of this Agreement, and the Executive agrees to serve the Company in such capacity, on a full-time basis, during the Employment Period of this Agreement.
3. Job Description.
3.1 Position and Duties. During the employment Period, the Executive’s position, duties and responsibilities include, but will not be limited to those which are described in Exhibit #1, appended hereto, as deemed necessary by the Company, provided, however, that the Company shall have the absolute right to modify or change the position, duties, responsibilities and title of the Executive in any respect, so long as the Executive shall continue to be employed in a senior executive capacity during the Term. Executive shall perform such duties and have such responsibilities which are of the same character and nature as those typically performed by a senior executive of the Company.
3.2 Devotion of Efforts. The Executive shall devote his full business time during normal business hours to the business and affairs of the Company, the Parent Company, and the Affiliated Companies, use his best efforts to promote the interests of the Company, the Parent Company, and the Affiliated Companies, and perform faithfully and efficiently the responsibilities assigned to him in accordance with this Agreement.
During the Employment Period of this Agreement, Executive shall not engage in other employment, except with the prior consent of the Board of Directors.
3.3 Relocation. The Company may not require the Executive to perform services under this Agreement outside a 50 mile radius of Berkeley Springs, West Virginia, without Executive’s consent, other than normal business travel consistent with his executive level responsibilities.
4. Compensation and other Employment Terms.
4.1 Base Salary. During the Employment Period, the Company shall pay the Executive an initial annual base salary of $93,600.00 (“Base Salary”). The Base Salary shall be payable in cash, subject to applicable withholdings, in accordance with the then current payment policies of the Company for its executives. Commencing with the first 12 month anniversary date of beginning period of this contract, and on the 12 month anniversary date each year thereafter, the Company will adjust the Base Salary by such amount as is warranted in the sole discretion of the Board of Directors based upon the Executive’s performance during the preceding year of employment.
4.2 Reserved.
4.3 Bonus Compensation. As further compensation, the Executive may receive such Incentive Bonus Compensation as the Board of Directors, in its sole and absolute discretion and judgment, may from time to time award to Executive. After the issuance of audited financial statements for each fiscal year, the Board of Directors will determine whether or not any Bonus Compensation shall be paid to Executive. The Board of Directors may establish performance objectives for Executive to assist the Board of Directors in determining whether or not to award Incentive Bonus Compensation, but Executive understands that the decision on whether or not to grant Bonus Compensation is entirely discretionary with the Board of Directors, even if the Executive’s performance objectives established by the Board of Directors have been met.
4.4 Employee Benefits. In addition to the Base Salary and payments of any incentive compensation that is payable hereunder, the Executive shall be eligible during the Employment Period for all employee benefits offered to the Company’s senior executives. In addition, the Executive will be entitled to the following benefits:
(a) Vacation and Sick Leave. Executive shall be entitled to participate in the vacation, sick leave, and personal leave benefits provided for executives of the Company, as provided by the Company’s policies on such matters.
(b) Business Expense Reimbursement. Reimbursement for, or payment of the legitimate business expenses, including appropriate entertainment expense incurred by Executive on behalf of the Company, pursuant to the written policies of the Company, and expenses for travel, management seminars, related travel and related telephone use.
(c) 401(k) Plan. Participation in the 401(k) retirement benefit plan made available to the employees of the Company on the same basis that other employees of the Company participate in such plan.
(d) Insurance Plans. Executive shall be entitled to participation in such life, health, dental, vision, short and long-term disability plans as are made available to the employees of the Company on the same basis that other executives of the Company participate in such plans during the Term of this Agreement. If the Executive terminates employment with the Company by disability, then

Executive will continue to participate in such insurance plans in accordance with the Company’s existing policies regarding the continuation of insurance benefits following disability. If the Executive terminates employment with the Company by retirement, then Executive will continue to participate in such insurance plans in accordance with the Company’s existing policies regarding the continuation of insurance benefits as post-retirement benefits.
(e) Defined Benefit Pension Plan. Executive shall be entitled to participation in the Company’s defined benefit Retirement Plan currently managed as part of the Allegheny Group Retirement Plans on the same basis that other employees of the Company participate in such plan, or its successor plan(s), during the Term of this Agreement.
(f) Disability Benefits. Executive shall be entitled to participation in the Company’s long-term and short-term disability plans on the same basis that other employees of the Company participate in such plan, or its successor plan(s), during the Term of this Agreement.
(g) Other Miscellaneous Benefits and Burdens. Executive shall be entitled to such other employee benefits as are provided generally by the Company for employees of the Company and which are set forth in the Company’s Employee Handbook or written policies, subject to the terms and conditions thereof.
(h) Changes to Employee Benefit Plans. Nothing in this Agreement shall prevent the Board of Directors of the Company from changing, modifying, amending or terminating the employee benefit plans of the Company so as to eliminate, reduce or otherwise change any benefit payable under this Agreement.
     Executive agrees to submit regular reports of personal use of the employee benefits as may be required under the Internal Revenue Code of 1986 to be treated as taxable income to Executive in order to allow the Company to determine the amount which must be reported to the Internal Revenue Service as compensation to Executive.
4.5 Reserved.
5. Termination.
5.1 Death. This Agreement shall terminate automatically upon the Executive’s death. All benefits and compensation then accrued hereunder, and under any plans provided for in Section 4.4 hereof, shall be paid to the Executive’s beneficiaries, representatives, or heirs, as appropriate.

5.2 Disability. If, as a result of the Executive’s incapacity due to physical or mental illness, the Executive shall have been absent from the full-time performance of his duties with the Company for sixty days, the Company may terminate the Executive’s employment under this contract. A termination for disability under this section shall not affect the employee’s rights to short-term disability benefits or long-term disability benefits as may be provided by under any disability plan which the Company may have in place for its employees.
5.3 Cause. The Company may terminate the Executive’s employment for Cause. For purposes of this Agreement, “Cause” shall mean (A) any act of dishonesty or knowing and willful breach of fiduciary duty to the Company; (B) conviction of a felony or a crime involving moral turpitude or unlawful, dishonest, or unethical conduct that a reasonable person would consider damaging to the reputation of the Company or conduct which is improper and unacceptable under the Company’s corporate policies; (C) any material breach of any provision of this Agreement by the Executive; (D) insubordination or refusal to perform assigned duties consistent with duties of a senior executive or to comply with the reasonable directions of the Company’s Board of Directors; (E) an ORDER being entered by the Board of Governors of the Federal Reserve, the West Virginia Banking Commission, or the Federal Deposit Insurance Corporation, requiring the Executive to be removed from office pursuant to authority granted by law. If the Executive’s employment is terminated for Cause, the Company shall pay the Executive his full accrued Base Salary through the date of termination at the rate in effect at the time of such termination, and the Company shall have no further obligation to the Executive under this Agreement. Any incentive compensation or performance bonus shall be forfeited if the Executive is terminated for Cause.
5.4 Termination by the Company other than for Cause. In the event that this Agreement is terminated for any reason by the Company (except for a termination for “Cause” as defined in Section 5.3 above or for death or disability), Executive shall be entitled to receive termination benefits in an amount equal to the greater of (i) the remaining Base Salary during the Initial Period (or the remaining Base Salary for the remainder of the Renewal Period in which the termination occurs) or (ii) six months Base Salary at the then-current Base Salary.
5.5 Voluntary Termination by Executive. At any time during the Employment Period, the Executive may voluntarily terminate employment with the Company upon 30 days written notice. In the event of such termination, all rights, duties and obligations of both parties shall cease to be effective upon the end of the thirty-day notice period.
5.6 Retirement. The Executive may terminate his employment hereunder by retirement during the Employment Period, provided the company consents to such retirement action. In such event, this Agreement shall terminate automatically. Executive will give the Company six months written notice of Executive’s planned retirement date. All benefits and compensation then accrued hereunder shall be paid promptly to the Executive.
6. Reserved.
7. Confidential Information. During the term of this Agreement and thereafter, Executive shall keep secret and retain in strictest confidence, and shall not, without the prior written consent of the Board of Directors of the Company, furnish, make available or disclose to any third party to use for the benefit of himself or any third party, any Confidential Information. As used in this Agreement, “Confidential Information” shall mean any information relating to the business or affairs of the Company, the Parent Company, or the company’s affiliates or the Business, including but not limited to information relating to financial statements, customer identities, potential customers, employees, suppliers, servicing methods, equipment, program, strategies and information, databases and information systems, analyses, profit margins or other proprietary information used by the Company or the Company’s affiliates: Executive acknowledges that the Confidential Information is vital, sensitive, confidential and proprietary to the Company, the Parent Company and the Company’s affiliates.
8. Inventions and Other Intellectual Property. Executive hereby agrees that all right, title and interest in and to all of the Executive’s “Discoveries” and work product made during the Employment Period, whether pursuant to this Agreement or otherwise, shall belong solely to the Company, whether or not they are protected or protectable under applicable patent trademark, service mark, copyright or trade secret laws. For purposes of this Section 8, “Discoveries” means all inventions, designs, discoveries, improvements and copyrightable works, including, without limitation any information relating to the Company’s know-how, processes, designs, computer programs and routines, formulae, techniques, developments or experimental work, work-in-progress or business trade secrets made or conceived or reduced to practice by the Company. Executive agrees that all work or other material containing or reflecting any such Discoveries shall be deemed work made for hire as defined in Section 101 of the Copyright Act, 15 U.S.C.A. Section 101. If it is determined that any such works are not works made for hire, the Executive hereby assigns to the Company all of the Executive’s right, title and interest, including all rights of copyright, patent, and other intellectual property rights, to or in such Discoveries. Executive covenants that he shall keep the Company informed of the development of all Discoveries made, conceived or reduced to practice by the Company, in whole or in part, alone or with others, which either result from any work Executive may do for, or at the request of, the Company, or are related to the Company’s present or contemplated activities, investigations, or obligations. Executive further agrees that at the Company’s request and expense, he will execute any deeds or documents necessary to transfer any such Discoveries to the Company and to cooperate with the Company or its nominee in perfecting the Company’s title (or the title of the Company’s nominee) in such materials.
9. Interference with Relationships. During the period ending two years after any termination of the Employee’s employment, Executive shall not, directly or indirectly, as employee, agent, consultant, owner, director, co-partner or in any other individual or representative capacity intentionally solicit or encourage any present or future customer of the Company to terminate or otherwise alter his, her or its relationship with the Company in an adverse manner.
10. Return of Company Materials Upon Termination. Executive acknowledges that all files, customer information, financial information, and other records or documents in possession of Executive by virtue of Executive’s employment by the Company are and shall remain the property of the Company, the Parent Company, or the company’s affiliates as the case may be, and that upon termination of Executive’s employment hereunder, Executive shall return immediately to the Company all such items in his possession, together with all copies thereof.
11. Effect on Termination. Notwithstanding the termination of Executive’s employment with the Company, those provisions contained in Sections 7, 8, 9 and 10 hereof shall remain in full force and effect for the duration of the applicable Restricted Period.
12. Remedies. Executive acknowledges and agrees that the covenants set forth in Sections 7, 8, 9 and 10 of this Agreement (collectively, the “Restrictive Covenants”) are reasonable and necessary for the protection of the Company’s business interests, that irreparable injury will result to the Company if Executive breaches any of the terms of the Restrictive Covenants, and that in the event of Executive’s actual or threatened breach of any such Restrictive Covenants, the Company will have no adequate remedy at law. Executive accordingly agrees that in the event of any actual or threatened breach by him of any of the Restrictive Covenants, the Company shall be entitled to immediate temporary injunctive and other equitable relief, without the necessity of showing actual monetary damages, subject to hearing as soon thereafter as possible. Nothing contained herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of any damage which it is able to prove.
13. Reserved.
14. Miscellaneous.
14.1 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement between the parties and supersedes any prior understandings or agreements between the parties, written or oral, to the extent they relate in any way to the subject matter hereof.
14.2 No Assignment; Assumption. This Agreement is personal to the Executive and shall not be assignable by the Executive, other than by last will and testament or by the laws of descent and distribution with respect to any amounts due hereunder. This Agreement shall inure to the benefit of and be binding upon any successor to the business or assets of the Company which assumes this Agreement, whether expressly or by operation of law.
14.3 Headings. This section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.
14.4 Arbitration. Any controversy, claim or dispute of whatever nature between Executive and the Company arising out of or relating to this Agreement, or arising out of Executive’s employment with the Company, shall be resolved by binding arbitration before a single arbitrator in Morgan County, West Virginia pursuant to the Employment Dispute Resolution Rules of the American Arbitration Association. Each party shall bear its own costs, expenses and fees, including without limitation attorneys’ fees and experts’ fees with respect to any such arbitration. Judgment upon any resulting arbitration award may be entered in any court of competent jurisdiction.

14.5 Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:
If to the Company:
CNB Bank, Inc.
Attention: Board of Directors
101 S. Washington Street
Berkeley Springs, WV 25411
If to the Executive:
Kevin Starliper
501 Jonquil Lane
Martinsburg, WV 25401
Either party may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Either party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other party notice in the manner herein set forth.
14.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of West Virginia
14.7 Amendments. No amendments of any provision of this Agreement shall be valid unless the same shall be in writing and signed by both the Company and the Executive.
14.8 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Employer:
CNB Bank, Inc.,

by:	/s/ Thomas F. Rokisky
President

Employee:
/s/ Kevin L. Starliper
Kevin L. Starliper